Exhibit 21.1

Subsidiaries

Following is a list of the subsidiaries of Hycroft Mining Holding Corporation, each of which is wholly owned by Hycroft Mining Holding Corporation either directly or through another subsidiary.

Subsidiary	State of Incorporation or Organization

AuxAg Mining Corporation	Delaware
Autur Gold Corporation	Delaware
Allied Nevada Gold Holdings LLC	Nevada
Allied VGH LLC	Delaware
Hycroft Resources & Development, LLC	Delaware
Victory Exploration LLC	Delaware
Allied Nevada Delaware Holdings LLC	Delaware